                                                                    EXHIBIT 99.2

SLIDE 1
[S1 Logo]

         S1 CORPORATION
        FOURTH QUARTER TELECONFERENCE

               Jaime Ellertson, CEO
               James S. "Chip" Mahan III, Chairman of the Board
               Robert F. Stockwell, CFO

               February 13, 2001


SLIDE 2
[S1 Logo]

                            FORWARD LOOKING STATEMENT

The statements contained in this presentation that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include, but are in no way limited to:

- the possibility that the anticipated benefits from our acquisition transactions will not be fully realized;

- the possibility that costs or difficulties related to our integration of acquisitions will be greater than expected;

- our dependence on the timely development, introduction and customs acceptance of new internet services;

- rapidly changing technology and shifting demand requirements and internet usage patterns;

- other risks and uncertainties, including the impact of competitive services, products and prices, the unsettled conditions in the internet and other high-technology industries and the ability to attract and retain key personnel; and

- other risk factors as may be detailed from time to time in our public announcements and filings with the SEC, including the Company's annual report on Form 10-K for the year ended December 31, 2000.

Except as required by law S1 will not update forward-looking statements over the course of future periods.

For questions related to this information, contact Sam Perkins, S1 Investor Relations at (404) 812-6671.

Please contact Pullen Daniel at (404) 812-8387 to obtain a copy of the Annual Report on Form 10-K.



SLIDE 3
[S1 Logo]


                                    AGENDA

- Fourth quarter financial review
- Company Restructuring
- Business Outlook
- Q&A

Robert F. Stockwell:


As you are aware, in mid January we pre-announced our results for the fourth quarter. Consistent with that pre-announcement, we are reporting revenues for the fourth quarter of $60.1 million and an EBITDA loss of $27.9 million. The EBITDA loss per share was $0.50.


I want to briefly review the major items that have resulted in an increase in the EBITDA loss. These items include:

- The sunset of the Edify platform had an overall impact of $6 million. This includes both lower revenues and increased reserves.

- A change in - and further consolidation of - technology platforms and worldwide systems had a impact of $3 million on the fourth quarter.

- As a result of the pending merger between VerticalOne and Yodlee, we made a greater than anticipated investment in the operations of VerticalOne during the fourth quarter, amounting to approximately $2 million.

- In the fourth quarter, the EMEA operations brought the new data center online resulting in a $1.5 million increase in cost as compared to the thrid quarter.

- We made substantial headway in changing the operating structure of the organization during the fourth quarter resulting in one-time costs of approximately $1.5 million; and

- We have increased our cost estimates on a variety of other miscellaneous items amounting to approximately $1 million.

If you will turn with me to slide 4.

SLIDE 4
[S1 Logo]
                            FINANCIAL RESULTS - 4Q00
                          in $000s, except where noted

                                        Q4 00               Q4 99          Change
--------------------------------------------------------------------------------------
Revenue                                $  60,056          $  40,416      $  19,640
Direct cost                               37,191             21,911         15,280
                            ----------------------------------------------------------
Gross margin                              22,865             18,505          4,360

Sales & marketing                         16,251              8,763          7,488

Product development                       21,054             10,055         10,999
G&A (excludes certain one time costs)     13,842              6,928          6,554
                            ----------------------------------------------------------
EBITDA before integration cost           (27,922)            (7,241)       (20,681)
Depreciation                               9,822              2,998          6,824

Goodwill & other non-cash charges        778,488             40,000        738,488
Restructuring, Integration, and other     20,231              6,643         13,588
reorganization charges
Interest income/other                     19,799                706         19,093
                            ----------------------------------------------------------
Net loss                               $(813,374)         $(116,988)     $(696,386)
Gross margin percent (%)                      38%                46%            22%
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

EPS - EBITDA ($/share)                 $    (.50)         $    (.19)          (.31)

EPS ($/share)                          $  (14.45)         $   (3.05)        (11.40)

Robert F. Stockwell:

This slide represents a comparison of the fourth quarter 2000 versus the fourth quarter of 1999 and reflects significant increase in revenue. Revenues are up $19.6 million or 49%. Revenues grew significantly in professional services - up 76% and data center - up 157%.

The gross margin for the fourth quarter of 2000 increased by $4.4 million and was 38% of revenues.

However, to better understand the fourth quarter, lets turn to the next slide which compares the fourth quarter to the third quarter of this year.


SLIDE 5
[S1 Logo]

                            FINANCIAL RESULTS - 4Q00
                          in $000s, except where noted


                                           Q4 00                  Q3 00           Change
----------------------------------------------------------------------------------------------
Revenue                                 $  60,056              $  64,379        $  (3,484)
Direct cost                                37,191                 36,064            1,127
Gross margin                               22,865                 28,315           (5,450)
                                --------------------------------------------------------------
Sales & marketing                          16,251                 13,666            2,585
Product development                        21,054                 16,924            4,130
G&A (excludes certain one-time cost)       13,842                 10,350            3,132
                                --------------------------------------------------------------
EBITDA before integration cost            (27,922)               (12,625)         (15,297)
Depreciation                                9,822                  6,536           (3,286)
Goodwill & other non-cash charges         778,488                112,360          666,088
Restructuring, Integration, and other      20,231                  5,055           15,176
Reorganization charges
Interest income/other                      19,799                  1,809           17,990
                                --------------------------------------------------------------
Net loss                                $(813,374)             $(136,100)       $(677,274)
----------------------------------------------------------------------------------------------
Gross margin percent (%)                       38%                    44%             (6%)
----------------------------------------------------------------------------------------------
EPS - EBITDA ($/share)                  $    (.50)                  (.23)            (.27)
EPS ($/share)                           $  (14.45)             $  (2.46)           (11.99)

Robert F. Stockwell:

As previously announced, sequentially, quarter over quarter revenues declined from $64.4 million to $60.1 million. Our gross margin for the fourth quarter was 38%. The decline in revenues and gross margins as compared to the third quarter of 2000 was the result of the following:

- While the gross margin on licenses increased slightly to 94% sequentially, license revenues declined by $3.5 million. While we anticipated a portion of this decline in the third quarter conference call it was further impacted by the loss of sales of the Edify Banking platform that was sunset in Q4.


- Overall, services revenues declined in the fourth quarter as compared to the third quarter. Excluding the impact of the change in service revenues from the Edify Banking platform, services revenues were up slightly as compared to the third quarter. In addition, during the fourth quarter, the Edify Banking unit ran a significant negative margin as it wound down its activities, resulting in a decline in the overall margin from 33% in the third quarter to 28% in the fourth quarter.


- Data center revenues grew 42% in the fourth quarter as compared to the third quarter. The growth in revenues was the result of a combination of growth in the US and the opening of the European data center which now has two customers in a user-test environment. While data center revenues grew, the additional cost of the European data center resulted in the margin declining from 15% to 11%. We anticipate that in the first quarter of 2001, the gross margin on the European data center will become positive and thereby again move back to growing margins. As of the end of December,
    there were over 775 thousand end users in the data center.   As we noted
    in the third quarter conference call, Citi F/I completed its withdrawal of approximately 60 thousand customers from the data center in Q4 resulting in a reduced sequential quarterly growth rate of 8%.

- In the fourth quarter, operating costs increased by $9.4 million as compared to the third quarter. Again, a substantial portion of this increase was the result of the reorganization and structural changes we made during the period. We anticipate that these costs will come back in line during the first quarter of 2000.

During the fourth quarter we incurred a total of $19.0 million in integration and restructuring costs. A substantial component of this charge is the anticipated cost of consolidating our operations and reducing the cost of office space around the world. While we had anticipated that this cost would be in the $13-15 million range, subsequent to the pre-announcement call in January, we continued to assess the softening real estate markets and determined it was prudent to accrue additional costs. You should note that the actual cash charge for integration and restructuring costs was approximately $8.4 million. The balance of the costs will be paid over the next several years.

You will also note that we have recorded a very significant charge for goodwill impairment related to the acquisitions we have completed over the last 5 quarters. We determined that the decline in the market cap of technology companies and S1 resulted in a triggering event that required an full impairment review of the intangible assets. The result of this analysis was a charge of approximately $665 million over the normal amortization of goodwill in prior quarters.

Please turn to slide 6, titled Cash and Securities.

SLIDE 6
[S1 Logo]


                              CASH & SECURITIES
                         IN $000S, EXCEPT WHERE NOTED

EBITDA                               $ (27,922)

Restructuring, Integration

 and other reorganization

charges - Cash                          (8,300)



Capital expenditures                    (9,000)

Increase in receivables                 (5,800)

Interest, investment income

  and other                               8,523
                                          -----

                                       (41,976)
                                       --------
Cash balance and

Investment securities                   172,128


Robert F. Stockwell:

As of December 31, S1 had approximately $172 million in cash and securities to fund operations.

In addition to the EBITDA loss of $27.9 million, we incurred approximately $8.4 million in cash integration and restructuring costs.

Again this quarter, we had an increase in receivables related to several major customers. As a result of the reduced revenues and the extension of the receivables, DSO's increased from 130 days to 147 days. However, as with last quarter, we received a substantial amount of the outstanding balances in the first two weeks of January. Due to these recent collections, the cash balance today remains consistent with the adjusted balance at December 31. taking into account the investment of $15 million made in the VerticalOne subsidiary immediately prior to its merger with Yodlee.

In addition, during the fourth quarter, capital expenditures amounted to $9.9 million. The cap ex was primarily to complete the UK data center. While the cap ex is higher than we originally budgeted, we determined during the quarter that it was more economical to purchase certain pieces of equipment rather than lease it. With the completion of the UK data center, we anticipate that cap ex will decline in the first quarter of 2001.

As we look to 2001, we anticipate revenues for the first quarter will range from $60 to 63 million. For the year, we are anticipating revenues of from $275 million to 285 million. We remain cautious on the revenue estimates for the year subject to more fully understanding the impact of the economy on IT spending. However, we do remain committed to reaching EBITDA breakeven by the end of 2001.

SLIDE 7
[S1 Logo]

Thank you for your time

For more information:
http://www.s1.com

Jaime Ellertson:

               Thank you Bob. And, Chip thank you for your kind words. Chip, the company you and the Board of Directors have entrusted to me has enormous potential in the eFinance space. The longer I am here, the more excited I become about the opportunities that lie before us.

               During my first month at S1, I worked closely with the management team to review and refine our business and budget planning processes as well as our cost-saving strategies. I also worked closely with our sales and marketing teams to better understand our customers' needs and our position in the market. I'm very pleased with the outcome of these initial meetings and look forward to executing on the business plan that will take S1 to new levels in 2001.
               Today, I'd like to add to Bob's detailed review of the numbers, some "color" if you will, around our operations in Q4. More specifically, I'd like to review:

1. First, our efforts to reposition S1 and establish our vision and message as THE market leader;

2. Second, what the financial results mean in terms of our market place (wins with existing and new customers);

3. Third, our progress in rationalizing our technology platforms that will enable us to deliver a complete eFinance solution - a solution derived from the numerous unique business units and products within the S1 organization;

4.  And finally, some details around our core operating results in Q4.

               I would like to kick off this call with a few comments that will ensure that we all truly understand the business that S1 is in, and how we are uniquely positioned to succeed in this emerging industry that is now being labeled eFinance. Since we created the space of Internet banking five years ago, many other companies have come on board and touted that they too have transactional Internet banking technology. However, S1 will do for eFinance what it did for Internet banking - create a vision for it, make it a reality and enable our customers to embrace it and benefit from it.

               As financial institutions are struggling with new competitive threats and revenue pressures, they are looking to providers who can offer a much more complete solution that is integrated across all of their customer interaction points, while leveraging a single platform that helps simplify their costs. In short, S1 is uniquely positioned to meet these growing needs and is committed to "delivering THE compelling eFinance experience" for our customers - which, consequently, is our new vision statement - delivering THE compelling eFinance experience.

               I'd also like to take a minute to break this vision down into a more customer-centric value statement so everyone really understands what we mean. Correctly communicating this value and our market position is core to our efforts to realize the potential of S1 in the new year. Simply stated:

               S1 delivers an integrated suite of eFinance applications across multiple interaction points to enable our customers to increase interaction with their customers, generate new and greater revenue opportunities, increase customer loyalty and reduce the cost of providing a compelling total eFinance experience! This, consequently, is our new mission statement. I will speak to it more in a few minutes.

               By way of example and illustration, I would like to turn my attention to the numbers you've seen in our Q4 results. We took advantage of my arrival and several events concurrent with my arrival in the 4th quarter, which allowed us to start 2001 with a clearer view of our financial picture and a cleaner balance sheet.

               As I stated on our January 18th call, S1 made several acquisitions in fiscal year 2000. After carefully analyzing the platforms and technology that now fall under the S1 umbrella, I am excited to report that the combined assets will allow S1 to deliver an unparalleled eFinance experience for financial institutions. As we work to reposition S1, we will focus on our people, our solutions and our global footprint. We have good people and will continue to attract more good people. Our solutions are the best in the market place, with strong depth and breadth. Our customer list is unequalled, with nearly 1,000 institutions worldwide using our applications. Our global footprint continues to be one of our greatest assets as both the Asian and European markets strengthen their commitments to eFinance.

               As we move into 2001, we will focus on accelerating and differentiating S1's value proposition. As I stated earlier, we have a new vision and mission statement. I believe one of our biggest challenges in the past and through the many acquisitions, has been communicating our competitive differentiators and unique value proposition in a market that is evolving at record speeds. Therefore, the management team and I made several decisions to rectify this situation -- Going forward, we will focus all of our assets that touch the financial services market place under one clear brand - the "S1" brand; under one clear value proposition--a total customer interaction solution for integrated eFinance applications; and under a unified solution architecture--the S1 Open eFinance Architecture.

               As we begin 2001, we lead the eFinance market place with an industry-high SEVEN distinct eFinance applications, from core banking solutions such as consumer and small business, which many of our competitors market, to more advanced applications such as corporate banking, trade finance, insurance, investments, and our finance portal. With our new 5.0 release of Consumer Suite, we now have integrated, multi-product support available to financial institutions - another first in eFinance.

               In addition to this breadth of applications, the S1 eFinance applications have deeper functionality than any other vendor in our space. We support and integrate our application suite with a technology platform that enables FI's to extend their customer interaction through all major touch points from e-mail and ATM's to the telephone and Internet--not just the Internet as many of our "competitors" provide. I often hear about companies that we are compared to, and yet they provide a fraction of S1's eFinance solution. The combination of our breadth of eFinance applications, along with our range of customer interaction points delivers the industry's most comprehensive, single-source solution that enables financial service providers to cross-sell and up-sell more services.

               So what does this value proposition mean to our industry? For that answer, I direct your attention to the venerable New York Times. This past week in the February 8th edition, there was an article on the front page of the business section about a large consumer bank. While holding a dominant banking market share, it was unable to "capitalize", as the reporter put it, on the opportunity to sell more than one or two financial products---like credit cards, mutual funds or mortgages-- to its average customer.

               Additionally, the article highlighted the bank's problem in providing a common view for customers and employees across various channels. The reporter offered two examples of how banks fail to take advantage of opportunities. In one case, a telephone inquiry to customer service about a high savings return was resolved with an inaccurate referral to their investment department...a sale lost because the customer service representative did not have an adequate view of the banks products or the value of the customer.

               In a second instance, a branch representative directed the customer to a different financial institution because they were not familiar with the name of the bank's products...a potential loss of a customer, both because there was no integrated customer interaction environment or integrated view of the bank's multiple products! When we say it is about more than just Internet banking, we mean that in today's financial services industry, there is more than one channel and one financial product or service. Culture and technology have made financial providers virtual prisoners to one-dimensional offerings that tie them down to their existing isolated information silos. To capitalize on all of these customer opportunities, financial institution representatives need access to all the products that are relevant to a given customer's situation...that is how we define depth. And the breadth is across all customer channels: at the branch, the ATM, by telephone, through the Internet and wireless devices. S1 is the change agent that will deliver financial institutions from historical captive information silos.

               Moving forward, we will deliver this vision under one unified brand--S1. Regardless of our component or business unit when we touch the financial institution, we are S1. Today, however, because the market place sees several branded offerings, S1 often does not get credit for the customer relationship or the win. Let me give you a couple of examples.

               In the 4th quarter, S1 had over 75 solution wins! Included were large wins at 2 top 10 banks. In North America, Fleet selected our Customer Interaction Solution, a component of a larger enterprise sale valued at some $1.8 million. Further, Fleet is a good example of a customer who can benefit from our integrated eFinance applications across multiple customer interaction points. As you may know, Fleet is also a customer of our corporate banking suite. And, as we continue to deliver our Open eFinance Architecture platform, Fleet will be able to integrate our other application offerings easily and across their entire enterprise. Internationally, we signed another top 10 bank in the fourth quarter, a multi-year contract with ABN AMRO for our Consumer Suite encompassing banking, credit cards, loans and customer relationship management. Again, the power of integrated applications that support multiple financial products is a key factor in our growth as well as our market leadership. ABN AMRO is the sixth largest bank in the world. Without our true global footprint, such a contract might not have been possible. ABN AMRO will live in our European data center this quarter.

               Let me talk about some additional fourth quarter achievements that illustrate what I mean when I talk about the true breadth of our offering.

               In addition to several large institutions we are working with, we also entered into relationships with more than 75 financial institutions. Examples of our wins range from community banks like Hiawatha National Bank in Wisconsin and Signature Bank in Dallas, through $1 billion plus asset banks, like Manufacturers Bank in Chicago, and Northwest Savings Bank in Pennsylvania. Additionally, familiar names such as BankOne, Wells Fargo and Sanwa Bank chose one of our corporate banking solution. In addition to Fleet, our Customer Interaction Solution was chosen by other leading banks like Bank West in Australia. And finally, in our investment and brokerage space, we closed Scott Trade, the 7th largest discount broker in the United States.
So, as we begin to reposition S1 into a single, complete, technology solution, our customer list will keep growing. As you listen this evening, take away from this call the idea that S1 has the deepest offering of integrated eFinance applications, SEVEN in number, with the broadest set of customer interaction points, all available through one open eFinance architecture that is delivered through one brand--S1 worldwide.

               Now, I would like to review our operational related progress in Q4. We have great people, and we are adding to our bench strength. In the last 2 months we have hired 3 new Vice Presidents, all of whom are focused on generating greater customer and shareholder value. Most recently, we hired Paul Savage, as our Vice President of Sales. He comes to us from Broadvision where, as vice president of business development, he led a team that was responsible for opening new markets and developing strategic alliances. We also hired Vic Syracuse as Vice President of Customer Support. Vic brings 23 years of experience with global software organizations, such as Hewlett Packard and PSInet (or Inacom). We also hired Nancy O'Donnell as our new Vice President of Investor Relations who recently joined us and will be handling our next regular quarterly conference call. In addition to building our management team, we also doubled our core sales force that focuses on the financial services space. This will enable us to more effectively capitalize on the emerging opportunities that our market leadership position affords us. We will continue to add to our bench strength over the course of the next year.

               Significant progress has also been made in the development and deployment of the S1 Open eFinance Architecture - our open platform that leverages industry standards, like J2EE and XML, that will enable our customers to leverage their existing infrastructures. Our new architecture will extend the reach of both our current in-house and hosted offerings and provide our customers greater implementation options and control of their environment.

               In addition to our progress on the technology front, we expanded our implementation resources available through our global alliances with IBM and Accenture, by increasing the number of trained consultants and third-party experts by 33%. During Q4, we successfully migrated 4 global financial institutions to the new 5.0 architecture, and expanded the number of accounts processed through out data center to 775,000.

               Before turning the call back to Sam, I want to reflect on the progress during my first 100 days. We've developed a solid business plan for success. That plan is in the hands of those charged with fulfilling its promise. We have made progress building out the bench strength. We have our cost saving strategy with budgetary accountability in place. We are ready to establish the S1 brand across our offerings. This is the foundation upon which we will post our 1st quarter results...I look forward to meeting with all of you then.